                                                                   EXHIBIT 10.15

                                                                  EXECUTION COPY







                     JOINT DESIGN CENTER OPERATING AGREEMENT




                                 BY AND BETWEEN




                            LUCENT TECHNOLOGIES INC.



                                       AND


                               AGERE SYSTEMS INC.




                  RELATING TO MICRO ELECTRO MECHANICAL SYSTEMS








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                     JOINT DESIGN CENTER OPERATING AGREEMENT

                                TABLE OF CONTENTS

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ARTICLE 1.0       DEFINITIONS

ARTICLE 2.0       OBJECTIVE OF THE AGREEMENT

ARTICLE 3.0       TERM OF THE AGREEMENT

ARTICLE 4.0       FUNDING AND INTELLECTUAL PROPERTY RIGHTS

ARTICLE 5.0       JDC OPTICAL MEMS TECHNOLOGY PLATFORM

ARTICLE 6.0       PRODUCT DEVELOPMENT AND MANAGEMENT

ARTICLE 7.0       STRUCTURE AND STAFFING OF THE JDC

ARTICLE 8.0       GOVERNANCE OF THE JDC

ARTICLE 9.0       JDC OPERATIONS, LOCATION & SFRL

ARTICLE 10.0      FURNISHING AND USE OF INFORMATION


ARTICLE 11.0      NOTHING CONSTRUED

ARTICLE 12.0      COMPLIANCE WITH RULES AND REGULATIONS, AND INDEMNIFICATION

ARTICLE 13.0      NONSOLICITATION

ARTICLE 14.0      SURVIVAL

ARTICLE 15.0      TERMINATION

ARTICLE 16.0      NO WARRANTY, DISCLAIMER AND LIMITATION OF LIABILITY

ARTICLE 17.0      EXPORT CONTROL

ARTICLE 18.0      PUBLICITY

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
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
ARTICLE 19.0      TRADEMARKS AND TRADENAMES

ARTICLE 20.0      NOTICES

ARTICLE 21.0      MISCELLANEOUS PROVISIONS

ARTICLE 22.0      DISPUTE RESOLUTION

APPENDIX A        LUCENT BACKGROUND TECHNOLOGY

APPENDIX B        AGERE BACKGROUND TECHNOLOGY

APPENDIX C        OPTICAL MEMS TECHNOLOGY PLATFORM

APPENDIX D        MEMS PATENTS

APPENDIX E        MEMS TECHNICAL INFORMATION

APPENDIX F        POTENTIAL JDC ASSIGNEES - LUCENT

APPENDIX G        POTENTIAL JDC ASSIGNEES - AGERE

APPENDIX H        JDC 2001 ESTIMATED OPERATING BUDGET

APPENDIX I        MEMS EQUIPMENT

APPENDIX J        PROJECT LETTER(S)

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                     JOINT DESIGN CENTER OPERATING AGREEMENT


THIS JOINT DESIGN CENTER OPERATING AGREEMENT, effective as of February 1, 2001 ("Effective Date"), is made by and between Lucent Technologies Inc., a Delaware corporation having offices at 600 Mountain Avenue, Murray Hill, New Jersey 07974 ("Lucent") and Agere Systems Inc., a Delaware corporation having offices located at 555 Union Boulevard, Allentown, Pennsylvania 18109 ("Agere").

                                    RECITALS

         A. WHEREAS, the Board of Directors of Lucent has determined that it is in the best interests of Lucent and its stockholders to separate Lucent's existing businesses into two independent entities;

         B. WHEREAS, Lucent is currently engaged in a research and develop program directed to Micro Electro Mechanical Systems ("MEMS"). Such MEMS research and development activities resulting in Lucent possessing certain expertise in MEMS device design, packaging, assembly, reliability and switch module design, and Agere possessing certain expertise in MEMS device design and manufacturing processes;

         C. WHEREAS, Lucent and Agere desire to cooperate in the joint development of optical MEMS technology which can be incorporated into products that Lucent and Agere will either jointly or independently develop and market, including certain products that Agere may distribute exclusively to Lucent for a specific period of time; and

         D. WHEREAS, such cooperative activity will enable Lucent and Agere to independently offer a broader range of products in a shorter time period than if each had proceeded without the assistance of the other.

NOW, THEREFORE, in consideration of the promises herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                            ARTICLE 1.0 - DEFINITIONS

For the purposes of this Agreement, in addition to the words and phrases that are defined throughout the body of this Agreement, the following words and phrases in initial capital letters will have the following meanings:

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         1.1 "Agere Competitor" means any person or entity that competes with
Agere in the provision of telecommunications components including the provision of semiconductor devices and optical devices.

         1.2 "Agere Information" means informative material and technical information, but not MEMS Technical Information, owned (in accordance with the Intellectual Property Agreements) by Agere or any of its Subsidiaries and brought into the JDC by Agere during the Term of this Agreement. Such information includes any communication between Lucent and Agere which originally is not in written or other tangible form, but is subsequently summarized by Agere in a writing delivered to Lucent within thirty (30) days of the original communication.

         1.3 "Agere JDC Assignee(s)" means the Agere employees, agents or Contractors assigned by Agere to support the JDC in accordance with this Agreement.

         1.4 "Agere Patents" means every patent (including utility models, but excluding design patents and design registrations) which is an Agere Guardian Patent as such term is defined in the Patent and Technology License Agreement.

         1.5 "Agere Supply Agreement" means the Microelectronics Product Purchase Agreement by and between the Parties executed on or about the date hereof, as described in the Separation and Distribution Agreement, detailing the supply of products, including MEMS Products, by Agere to Lucent.

         1.6 "Background Technology" means all technology and all associated intellectual property owned by a Party, including know-how, copyright, trade secret, and other proprietary rights, other than Agere Patents and Lucent Patents, brought by a Party into the JDC for use in the JDC and necessary for use in developing Foreground Technology, including but not limited to the technology identified in Appendix A as Lucent Background Technology and that identified in Appendix B as Agere Background Technology. Notwithstanding the foregoing, a Party's Background Technology hereunder shall not include any underlying technology of such Party used to manufacture a design being brought by such Party as Background Technology.

         1.7 "Contractors" means personnel who are not employees of a Party but are engaged by one Party consistent with the terms of this Agreement and with the consent of the other Party to perform work in the JDC.

         1.8 "Executive Board" means those individuals collectively directing and providing oversight for the JDC. Initially, as of the Effective Date, the Executive Board shall be comprised of, for Lucent, Mr. Rodney C. Alferness, Mr. Gary P. Austin and Ms. Cherry A. Murray, and for Agere, Mr. Dennis M. Hill, Mr. Thomas L. Koch and Mr. Raymond R. Nering.

         1.9 "Foreground Technology" means any intellectual property (other than Agere Patents and Lucent Patents), information, document, apparatus, method, product, design, material, process, software, system, manufacturing technique or other result developed by JDC Assignees in accordance with this Agreement. Notwithstanding the foregoing, Foreground Technology will

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
not include any Background Technology or any information developed in accordance with Section 6.2(c)(ii) of this Agreement.

         1.10 "General Availability" means the M-code date together with the minimum volume level associated therewith as established for a particular MEMS Product under a Project Letter.

         1.11 "Information" means either Lucent Information or Agere Information or both as the context so indicates.

         1.12 "Intellectual Property Agreements" means the Patent Assignment, Technology Assignment and Joint Ownership Agreement, and Patent and Technology License Agreement, collectively.

         1.13 "JDC" shall have the meaning specified in Section 2.1 herein.

         1.14 "JDC Assignee(s)" means the Lucent JDC Assignees and the Agere JDC Assignees, collectively.

         1.15 "JDC Deliverable(s)" means any information, document, apparatus, method, product, design, material, process, software, system, manufacturing technique or other result developed within the JDC, under a Work Project or provided as an output of the JDC in accordance with this Agreement. JDC Deliverable will not include patents of any kind.

         1.16 Joint Information" means any Foreground Technology, technical information, method, apparatus, product, manufacturing technique, software, design tools, documentation and any related information which is developed by JDC Assignees in accordance with this Agreement. All Joint Information shall be jointly owned (subject to the restrictions herein) between Lucent and Agere with Lucent holding an undivided one-half (1/2) interest and Agere holding an undivided one-half (1/2) interest. For the purposes of this Agreement, Joint Information shall not include any information developed by a Party in accordance with Section 6.2(c)(ii) hereto.

         1.17 "Joint Invention" means any invention made by one or more of Lucent's JDC Assignees or Technical Board members jointly with one or more of Agere's JDC Assignees or Technical Board members while performing work hereunder, which invention is first conceived or first actually reduced to practice during performance under this Agreement, such inventions to be jointly owned between Lucent and Agere with Lucent holding an undivided one-half (1/2) interest and Agere holding an undivided one-half (1/2) interest.

         1.18 "Joint MEMS Products" means any product jointly developed by the Parties hereunder in accordance with Article 6.0.

         1.19 "Joint Patents" means all patents of any type which issue from any application filed with respect to any Joint Invention.

                                      -3-
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         1.20 "Lease Agreement" means the Divestiture Lease Agreement, dated as of February 1, 2001, between Lucent, as landlord, and Agere, as tenant, governing the use of space located at 600 Mountain Ave., Murray Hill, NJ 07974 including, but not limited to, the SFRL.

         1.21 "Lucent Information" means informative material and technical information, but not MEMS Technical Information, owned (in accordance with the Intellectual Property Agreements) by Lucent or any of its Subsidiaries and brought into the JDC by Lucent during the Term of this Agreement. Such information includes any communication between Lucent and Agere which originally is not in written or other tangible form, but is subsequently summarized by Lucent in a writing delivered to Agere within thirty (30) days of the original communication.

         1.22 "Lucent JDC Assignee(s)" means the Lucent employees, agents or Contractors assigned by Lucent to support the JDC in accordance with this Agreement.

         1.23 "Lucent Competitor" means any person or entity that competes with Lucent in the provision of telecommunications systems, services, and equipment, including the provision of software and optical communications systems.

         1.24 "Lucent Patents" means every patent (including utility models, but excluding design patents and design registrations) which is a GRL Patent as such term is defined in the Patent and Technology License Agreement.

         1.25 "MEMS" has the meaning assigned in Recital B hereof.

         1.26 "MEMS Equipment" means the MEMS processing equipment, owned by Agere as of the Effective Date and currently located in the SRFL, as set forth in Appendix I hereto. The Parties agree upon the addition of any Agere-owned MEMS processing equipment to the SFRL after the Effective Date hereof, Appendix I shall be understood to be automatically amended to include such additional MEMS processing equipment.

         1.27 "MEMS Large Fabric Array(s)" means a MEMS switching fabric having an array size larger than 64 x 64.

         1.28 "MEMS Patents" means the issued patents, pending patent applications and docketed invention submissions as specifically listed on Appendix D of this Agreement. In accordance with the Patent Assignment and the Patent and Technology License Agreement, the Parties have transferred or licensed certain rights with respect to such MEMS Patents.

         1.29 "MEMS Product(s)" means any product incorporating MEMS including, but not limited to, MEMS Small Fabric Arrays, MEMS Large Fabric Arrays, add drop multiplexers, dynamic gain equalizing filters (DGEF), variable optical attenuators (single and arrays), and Optical Switch Modules.

         1.30 "MEMS Small Fabric Array(s)" means a MEMS switching fabric having an array size 64 x 64 or smaller.

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

         1.31 "MEMS Technical Information" means the information jointly owned (pursuant to the Technology Assignment and Joint Ownership Agreement) by the Parties having primary application to optical MEMS as specifically identified in Appendix E.

         1.32 "MEMS Technology" means technology related to Micro Electro Mechanical Systems developed, modified and/or enhanced in accordance with this Agreement including, but not limited to, the Joint Information, MEMS Technical Information and Foreground Technology.

         1.33 "Optical MEMS Technology Platform" means the technology platform set forth in Appendix C hereto and any modification thereto in accordance with
Article 5.0 hereto.

         1.34 "Optical Switch Module (OSM)" means a switching device incorporating at least one MEMS Small Fabric Array or MEMS Large Fabric Array.

         1.35 "Party" means either Lucent Technologies Inc. or Agere Systems Inc. as the context so indicates and when used in the plural it shall mean both such entities.

         1.36 "Patent Assignment" means the two (2) patent assignment agreements described in the Separation and Distribution Agreement detailing the assignment of certain patent assets from Lucent to certain Subsidiaries of Agere in connection with the separation of Agere from Lucent.

         1.37 "Patent and Technology License Agreement" means the patent and technology license agreement executed on or about the date hereof, as described in the Separation and Distribution Agreement, detailing the licensing of certain patent and technology assets between Agere and Lucent in connection with the separation of Agere from Lucent.

         1.38 "Project Letter" means the separate document to be issued pursuant to this Agreement for each Joint MEMS Product development in accordance with
Article 6.0, which shall be executed by representatives of Lucent and Agere, and which shall describe in detail the obligations, responsibilities, and mutual agreement of Lucent and Agere in connection with the joint development of the particular Joint MEMS Product. Unless otherwise mutually agreed by the Parties, each Project Letter shall contain, at a minimum, the elements of information set forth in Section 6.3 of this Agreement.

         1.39 "Separation and Distribution Agreement" means the Separation and Distribution Agreement executed by the Parties on or about the date hereof.

         1.40 "Silicon Fabrication Research Line (SFRL)" means the silicon fabrication facility located and operated in Lucent's facility at 600 Mountain Ave., Murray Hill, New Jersey.

         1.41 "Special Compensation Plan" means an optional compensation plan which may be established by the Parties in accordance with Section 7.6 of this Agreement.

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         1.42 "Subsidiary" of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a Subsidiary of such company only as long as such control or ownership and control exists.

         1.43 "Supply Failure" means any breach of or performance failure by Agere of the Supply Agreement.

         1.44 "Technical Board" means those individuals collectively directing and providing technical oversight for the JDC. Initially, as of the Effective Date, the Technical Board shall be comprised of, for Lucent, David Bishop, John Gates and Randy Giles, and for Agere, Tseng-Chung Lee, Om Nalamasu and Khanh C. Nguyen. Each Party may change any of their respective three (3) appointed Technical Board members at their discretion and shall provide the other Party with written notice indicating the name of the replacement Technical Board member.

         1.45 "Technology Assignment and Joint Ownership Agreement" means the agreement by and between the Parties executed on or about the date hereof, as described in the Separation and Distribution Agreement, detailing the assignment of certain technology assets between Agere and Lucent in connection with the separation of Agere from Lucent.

         1.46 "Term" shall have the meaning specified in Section 3.1.

         1.47 "Work Project(s)" mean specific programs of work reviewed and approved by the Technical Board in accordance with Article 5.0 of this Agreement or specified in a Project Letter.


                    ARTICLE 2.0 - OBJECTIVE OF THE AGREEMENT

         2.1 The objective of this Agreement is to create a MEMS Joint Design Center ("JDC") which will be jointly staffed, funded, and managed by Lucent and Agere for their mutual benefit. The JDC will not be a separate legal entity.

         2.2 The Parties will operate the JDC as a design center for the purpose of designing MEMS Products and developing the MEMS Technology. In accordance with this Agreement and the Agere Supply Agreement, MEMS Products may be supplied by Agere to Lucent.


                       ARTICLE 3.0 - TERM OF THE AGREEMENT

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         3.1 The initial term of this Agreement will be three (3) years commencing on the Effective Date and expiring on January 31, 2004 (hereinafter the "Term") unless earlier terminated in accordance with the provisions hereof.


             ARTICLE 4.0 - FUNDING AND INTELLECTUAL PROPERTY RIGHTS

         4.1 Funding

         (a) The Parties agree to respectively allocate funding to the JDC in the first year of the Term of this Agreement in accordance with the estimated 2001 operating budget as set forth in Appendix H hereto. In particular, as set forth in Appendix H, Agere and Lucent shall allocate certain funding to the joint activities set forth in Article 5.0 of this Agreement. The balance of the allocated funding set forth in Appendix H shall be committed, if at all, by the Parties pursuant to individual Project Letter(s) in accordance with Article 6.0 of this Agreement.

         (b) Because the JDC will not be a separate legal entity, it will be run as a cost center in accordance with this Agreement, and therefore, will not have any profits or losses nor will it be permitted to incur any debts or have any external financing to meet its operating requirements.

         (c) Within thirty (30) days after the Effective Date of this Agreement, Lucent and Agere will agree upon a detailed long-term overall operations plan ("Overall Operations Plan"), establishing qualitative and quantitative parameters for the operation of the JDC. This Overall Operations Plan will be used by the Executive Board in operating the JDC. The Overall Operations Plan will be updated annually and will be approved at least sixty (60) days prior to the beginning of the next operating year for the JDC.

         (d) Unless otherwise provided herein or as otherwise agreed to by the Parties, the yearly funding of the costs and expenses associated with the JDC activities set forth in Article 5.0 will be shared in approximately the same proportions between Lucent and Agere as set forth in Appendix H. To that end, the Parties expect that their year-over-year funding of the JDC shall continue at least at the levels specified in Appendix H. The respective budgets of the Parties for operating the JDC will be reviewed by the Executive Board to ensure sufficient and equitable levels of support by the Parties.

         (e) In the event the JDC requires any additional and/or extraordinary expenditure of funds, a request for such additional funding will be communicated in writing by the Executive Board to the Parties.

         (f) Each Party will bear their own legal and related costs and expenses associated with establishing the JDC, except with respect to any extraordinary costs and expenses associated with obtaining the approval, if any, of the United States Government to operate the JDC, which costs and expenses will be shared equally by the Parties provided there is mutual agreement to seek such approval.

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         4.2 MEMS Technical Information, Background Technology and Foreground
Technology

         (a) MEMS Technical Information. In accordance with the Technology Assignment and Joint Ownership Agreement, the Parties jointly own the MEMS Technical Information. The Parties agree to be further bound by the restrictions herein with respect to such MEMS Technical Information.


(b)            Background Technology.

              (i) Each Party will make its Background Technology available to the JDC in accordance with the mutually approved JDC Optical MEMS JDC Technology Platform described in Article 5.0.

              (ii) Each Party will retain all right, title, and interest in its Background Technology.

              (iii) Each Party grants to the other Party, a perpetual, nonexclusive, nontransferable, royalty-free license under its Background Technology, without the right to sublicense (except for sublicenses to a Party's Subsidiaries and to third parties as provided in this Agreement) and without any accounting for profits, to make, have made, use, sell, offer to sell, import or lease MEMS Products and to develop JDC Deliverables in accordance with this Agreement. The right to use a Party's Background Technology includes the right to communicate (subject to confidentiality provisions as least as restrictive as those in Article 10.0) portions of, and grant nonexclusive sublicenses to (of the same scope as the licenses granted to such Party except for the granting of any further sublicenses), such Background Technology to third parties. The license under Background Technology in accordance with this Section includes the right to reproduce and make derivative works of Background Technology to the extent necessary for such other Party to make, have made, use, sell, offer to sell, import or lease MEMS Products and to develop JDC Deliverables in accordance with this Agreement. Nothing in this Section shall expand any of the patent licenses set forth herein.

              (iv) Each Party may bring any additional technology, owned by such Party, into the JDC which may be useful or expeditious to meeting the JDC's objectives, and such additional technology will be treated and licensed in the same manner and to the same extent as for Background Technology unless the Parties mutually agree in writing as to the different treatment of such additional technology hereunder prior to such additional technology being introduced into the JDC by the Party owning such additional technology.

         (c) Foreground Technology. Subject to the restrictions set forth in this Agreement, all Foreground Technology shall be jointly owned by the Parties without an obligation to account to the other Party.

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         4.3 MEMS Patents. In accordance with the Patent Assignment and the
Patent and Technology License Agreement, the Parties have transferred or licensed certain rights with respect to the MEMS Patents.

         4.4 Patent Rights and Licenses under Agere Patents and Lucent Patents

         (a) The Parties hereto agree that the licenses necessary hereunder with respect to Agere Patents and Lucent Patents shall be as set forth in the Patent and Technology License Agreement.

         (b) No Other Licenses. Neither Lucent nor Agere or any of their Subsidiaries grants any license rights by implication, estoppel or otherwise, other than the licenses herein expressly granted or in the Intellectual Property Agreements.


         4.5 Joint Information And Sole Inventions.

         (a) Joint Information. The Parties will jointly own the Joint Information without any accounting to the other Party, subject to the restrictions set forth in this Agreement. All Joint Information hereunder, except publicly known information, will be in written or other tangible form, marked "Lucent Technologies-Agere Proprietary" and will be maintained confidential by both Parties in accordance with Article 10.0, except as otherwise provided herein.

         (b) Publication Release. It is contemplated that the joint results of the JDC (e.g., Joint Information) created under Article 5.0 will be jointly released or published to third parties, however, the Parties each separately reserve the right to release or publish such joint results. To that end, the Parties agree that any release or publication related to the JDC (and results therefrom) with respect to Article 5.0 shall be subject to the following: (i) the Executive Board and Technical Board shall be furnished with a copy of any proposed release or publication within a reasonable time period in advance of submission of such material for release or publication; and (ii) the Executive Board and Technical Board shall review such release or publication and may require the removal of any Lucent Confidential Information, Agere Confidential Information, Joint Information or any other information furnished or created hereunder by a Party that may be included therein, and may request a delay of such publication to permit for the filing of patent application(s). The Parties agree that proper acknowledgement will be made for the contributions of each Party with respect to any release or publication hereunder.

         (c) Invention Disclosures. All invention disclosures, to be treated as confidential information by the Parties in accordance with Article 10.0, of JDC Assignees arising under the activities governed by Article 5.0 of this Agreement and Project Letter(s) shall be reviewed by the Technical Board prior to submission of such disclosure to the respective patent legal organizations of the Parties.

         (d) Sole Inventions. Subject to Section 4.5(c), either Party may file patent applications for inventions conceived or made by its JDC Assignees during the term of this Agreement, which

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
inventions are not made jointly with JDC Assignees of the other Party, but neither Party will be required to file such patent applications, secure any patent or maintain any patent.

         4.6 Joint Patents.

         (a) Joint Patents will be jointly owned by the Parties. The Parties will cooperate to handle prosecution and administration of the Joint Patents and share all associated expenses equally as further set forth below.

         (b) Duty to Cooperate. Both Parties agree that they will sign all papers and do all acts (and in the case of Lucent, have Lucent JDC Assignees sign all papers and do all acts, and in the case of Agere, have Agere JDC Assignees sign all papers and do all acts) which may be necessary, desirable or convenient to enable filing and prosecuting of all applications for patents on inventions arising from work under this Agreement and to enable maintenance of patents granted thereon. The Parties also agree to acquire from their respective JDC Assignees who perform work in furtherance of this Agreement, such assignments, rights and covenants as are necessary to assure that each Party shall receive any and all licenses and rights it is entitled to acquire hereunder.

         (c) Assignment of Interest. Notwithstanding each Party's undivided one-half (1/2) ownership interest in Joint Patents, during the Term of this Agreement a Party shall not assign its entire interest, or any portion thereof, in any Joint Patent to any third party (other than to a Party's Subsidiaries) without the express written consent of the other Party. If any attempt is made by one Party to assign its interest in any Joint Patent without the other Party's consent, all of the one Party's interest in that Joint Patent which such one Party attempts to assign shall automatically be extinguished, and the other Party shall have sole ownership in that Joint Patent subject to the one Party retaining the rights under such Joint Patent as set forth in Section 4.6(d).

         (d) Rights of each Party under Joint Patents. Lucent and Agere shall each have, under Joint Patents, the rights to make, have made, use, lease, offer to sell, sell and import any products and services of their respective businesses in which they are now or hereafter engaged. Such rights shall also extend to Subsidiaries of Lucent and Agere.

         (e) Patent prosecution and maintenance of Joint Patents. (i) The Parties agree that all patent prosecution and maintenance decisions, both in the United States and in foreign counties, shall be made jointly by the Parties, after consultation. All expenses for prosecuting each Joint Patent and for issue and maintenance of each Joint Patent shall be equally borne by the Parties. As mutually agreed by the Parties, one Party shall retain primary responsibility for prosecuting each patent application which is a Joint Patent hereunder. At a Party's request, the other Party shall furnish any assistance that may be necessary during the prosecution of such patent application.

              (ii) In the case of a Joint Patent which is filed in a country which requires the payment of taxes or annuities on a pending patent application or on an issued patent, the Parties shall equally share in the payment of such taxes and annuities for all Joint Patents.

              (iii) The responsible prosecuting Party (pursuant to Section 4.6(e)(i) above) will pay all prosecution expenses, taxes and annuities associated with any Joint Patent, and within sixty (60) days from receiving evidence of such payment, the other Party will reimburse such responsible Party for fifty percent (50%) of such expenses, taxes and annuities.

              (iv) Neither Party will be required, however, to incur any costs, such as patent application costs, to which it has not agreed. If, after the Parties meet and discuss matters relating to obtaining patent protection for Joint Inventions, one Party does not want to pursue filing a patent application on any Joint Inventions in any country, the other Party may independently pursue patent protection of such Joint Invention in such country on behalf of that Party only at that Party's sole expense. The Party who so pursues patent protection in such country will be the sole owner of any resulting issued patent in such country and will be entitled to all revenues derived by such Party relating to the resulting issued patent, provided, however, that the other Party will have a worldwide, perpetual, nontransferable, nonexclusive, royalty-free license to make, have made, use, sell, offer to sell, import or lease products or services of such other Party's businesses. In the event that one Party elects not to continue prosecution of any pending patent application which is a Joint Patent, or not to pay any tax or annuity due on a Joint Patent, such one Party will offer to the other Party (and will effect an assignment if such offer is accepted) a fee-free assignment of the one Party's one-half (1/2) interest in such application or Joint Patent, subject to the transferring Party retaining a non-exclusive, irrevocable, and fully transferable license under such application or Joint Patent to make, have made, use, lease, offer to sell, sell, and import any or all products and services of any type or kind.

              (v) Neither Party may, without the express written consent of the other Party, disclaim or dedicate any Joint Patent, or file for reissue or reexamination, or undertake any other procedure or perform any act which may affect the scope or validity of any of the Joint Patents, other than as required in the course of normal prosecution under 4.6(e). The foregoing limitation on filing for reissue or reexamination shall not, however, apply in the event that one Party has instituted litigation with respect to one or more Joint Patents, and the other Party has no litigation pending with respect to such one or more Joint Patents.

         (f) Licensing of Joint Patents to Third Parties. (i) Each Party shall have the right to grant nonexclusive, personal, non-assignable licenses under Joint Patents to any third party anywhere in the world. Each Party hereby consents to the grant of such licenses by the other Party, and gives such consent to the extent that such consent is necessary to effectuate the licenses granted, and consents to the retaining by the licensing Party of all revenues, royalties and benefits received for such licenses without accounting therefor to the non-licensing Party.

         (g) Enforcement of Joint Patents. (i) Subject to the provisions of this Section, each Party shall have the right to bring any litigation against any third party under any Joint Patent, without the consent of the other Party. The other Party hereby consents to be joined as a party to the litigation, if required.

              (ii) Each Party shall notify the other, in writing, at least thirty (30) days prior to institution of any litigation involving one or more Joint Patents. The Parties agree to negotiate with each other, in good faith, in the event that either Party determines that the institution of litigation is not in its best interests, and that there is a preferable alternative available that would satisfy the interests of both Parties. Following the giving of such notice, the Party receiving the notice shall not (A) for the initial period of three (3) months following such notification, and (B) during the course of the litigation and until its conclusion by settlement or execution of judgment, license or attempt to license any such Joint Patent to the third party identified in the notice or the third party that is the subject of the litigation.

              (iii) Unless otherwise agreed by the Parties, the Party initiating any litigation involving any Joint Patent (A) shall promptly notify the other Party of the initiation of such litigation, (B) shall have sole control of the litigation, (C) shall incur all expenses and costs (including reasonable expenses associated with requested participation of the joined other Party as co-owner), and (D) shall retain any and all amounts recovered as a result of such litigation without accounting therefor to the other Party.

              (iv) Each Party shall promptly notify the other Party in the event that any third party asserts by lawsuit, license discussions or otherwise any invalidity claims as to any Joint Patent.

         4.7 Covenant Not to License.

         (a) Unless otherwise provided in this Agreement (e.g., Section 6.2(c)(ii)), or a Project Letter, or mutually agreed upon in writing, during the Term of this Agreement and for a period of six (6) months after the expiration of or any termination of this Agreement, Agere shall not have any right to license, and will not license, the Joint Information, Foreground Technology, MEMS Technical Information and/or the results from a JDC Deliverable to any Lucent Competitor, provided, however, that Agere shall not be precluded from manufacturing (or having made for Agere's own use and resale) and selling Agere products or services which include Joint Information, Joint Patents, Foreground Technology, MEMS Technical Information and/or the results from a JDC Deliverable.

         (b) Unless otherwise provided in this Agreement (e.g., Section 6.2(c)(ii)), or a Project Letter or mutually agreed upon in writing, during the Term of this Agreement, Lucent shall not have any right to license, and will not license, the Joint Information, Foreground Technology, MEMS Technical Information and/or the results from a JDC Deliverable to any Agere Competitor, provided, however, that Lucent shall not be precluded from manufacturing and selling Lucent products or services which include Joint Information, Foreground Technology, MEMS Technical Information and/or the results from a JDC Deliverable or having such products or services made (or having any components or subsystems made for use in such products or services) by any third party or having such products or services made (or having any components or subsystems made for use in such products or services) in the event of a Supply Failure (subject to the terms of the Agere Supply Agreement). In addition, for a period of six (6) months following the expiration or termination of this Agreement, Lucent shall be restricted from licensing an Agere Competitor under such Joint Information, Foreground Technology, MEMS Technical Information and/or the results from a JDC Deliverable except to have a MEMS Product developed and/or manufactured by any third party where for a period of six (6) months, as measured from the relevant third party's equivalent of General Availability as defined hereunder, such third party shall be restricted to supplying only Lucent with the relevant MEMS Product but only for such six month period.

         4.8 Sublicenses to Subsidiaries.

The grant of each license hereunder includes the right to grant sublicenses within the scope of such license (but not the right to grant further sublicenses) to a Party's Subsidiaries for so long as they remain its Subsidiaries. Any and all licenses or sublicenses granted to Subsidiaries pursuant to this Agreement may be made effective retroactively, but not prior to the Effective Date hereof, nor prior to the sublicensee's becoming a Subsidiary of such Party.




               ARTICLE 5.0 - JDC OPTICAL MEMS TECHNOLOGY PLATFORM

         5.1 One focus of the JDC is the joint research and advancement of the Optical MEMS Technology Platform (hereinafter, for convenience, "the Technology Platform").

         5.2 Overall Technology Plan. All joint activities undertaken by the JDC will be in accordance with the approved Technology Platform jointly developed and agreed to by the Parties. An overall technical plan ("Overall Technical Plan") consistent with the Technology Platform for the JDC will be prepared by the Technical Board. Such Overall Technical Plan will be prepared, presented to and agreed to by the Executive Board within thirty (30) days after the Effective Date of this Agreement. All changes to the Technology Platform and Overall Technical Plan shall be approved by the Executive Board.

         5.3 Periodic Reviews. The Technical Board will meet at least on a quarterly basis to discuss potential and existing Work Projects and JDC Deliverables directed to the Technology Platform and modifications to the Overall Technical Plan or Technology Platform. Written proposals for Work Projects consistent with the Overall Technical Plan will be submitted by the JDC Assignees to the Technical Board for approval. Such proposals shall be submitted for potential Work Projects to the Technical Board thirty (30) days in advance of any scheduled Technical Board meeting. Such written proposals shall (a) provide a description of the work to be performed in sufficient detail to determine whether to establish a Work Project; (b) provide a detailed budget required to complete the Work Project including staffing requirements, equipment, overhead allocations and the like; (c) identify a lead JDC Assignee for the Work Project; (d) specify a time period of performance together with a preliminary set of identified JDC Deliverables and completion date; and (e) any other information deemed relevant by the submitter of such proposal for approval purposes.

         5.4 Joint Information. The Parties agree that any technical information, method, apparatus, product, manufacturing technique, software, design tools, documentation and any related information which is developed by JDC Assignees in accordance with Work Projects, JDC

Deliverables or any other output of the JDC directed to the Technology Platform in accordance with this Article 5.0 shall be Joint Information.


                ARTICLE 6.0 - PRODUCT DEVELOPMENT AND MANAGEMENT

         6.1 In addition to the Technology Platform activities hereunder, another focus of the JDC is the joint development of optical MEMS Products.

         6.2 MEMS Product Development Decision Process.

         (a) All development of optical MEMS Products under the JDC shall be approved by the Executive Board in accordance with this Section.

         (b) Written proposals for Work Projects directed to the development of a particular optical MEMS Product may be submitted jointly by the Parties or individually by a Party. In recognition of the critical resources required to effectively operate the JDC, each Party agrees to keep such individual Party submissions to a minimum level per calendar year. All such proposals for potential Work Projects shall be submitted to the Executive Board thirty (30) days in advance of any scheduled Executive Board meeting or at such other mutually agreeable times. Such written proposals shall (a) provide a description of the optical MEMS Product and work to be performed in sufficient detail to determine whether to establish a Work Project; (b) provide a detailed budget required to complete the Work Project including staffing requirements, equipment, overhead allocations and the like; (c) identify a lead JDC Assignee for the Work Project; (d) specify a time period of performance together with a preliminary set of identified JDC Deliverables and completion date; and (e) any other information deemed relevant by the submitter of such proposal for approval purposes.

         (c) (i) The Executive Board shall review each optical MEMS Product development submission and determine whether joint development between the Parties of the particular optical MEMS Product is desirable. If joint development is approved in writing by the Executive Board, a separate Project Letter shall be agreed to in writing by the Parties with respect to the particular joint development in accordance with Section 6.3 below. If a Project Letter is not executed by the Parties within ninety (90) days (or any extensions thereto as mutually agreed by the Parties) of the date of the Executive Board's written approval, each Party is free to pursue independent development of the relevant MEMS Product outside of the JDC in accordance with Section 6.2(c)(ii), as appropriate. After execution of the Project Letter between the Parties, the particular optical MEMS Product shall be deemed a Joint MEMS Product in accordance with the terms of this Agreement.

         (ii) If joint development is not approved, the Party interested in pursuing the development of the particular optical MEMS Product may do so on an independent basis outside the constructs of the JDC provided that such activity does not materially adversely impact such Party's JDC Assignees ability to execute on JDC activities. Any intellectual property created under such Party independent development shall vest solely in such Party. Independent product development by Lucent and Agere in accordance with this Section shall be subject to the following:


                  (A) With respect to any independent product development undertaken by a Party hereunder, such Party shall be free to develop and manufacture such optical MEMS Product for itself or develop such optical MEMS Product with any third party and have such optical MEMS Product manufactured by a third party and exercise all rights and licenses, including the granting of licenses and/or sublicenses to any third parties consistent with this Agreement, hereunder to the extent necessary for such Party to develop and manufacture or have such optical MEMS Product developed and manufactured by any third party. In the event such Party elects to develop the optical MEMS Product with a third party and has granted licenses and/or sublicenses to any third party to enable such development and manufacture, such Party agrees that for a period of six (6) months (or some other period as mutually agreed to by the Parties), as measured from the relevant third party's equivalent of General Availability as defined hereunder, such third party shall be restricted to supplying only such Party with the relevant optical MEMS Product. After the expiration of such time period of exclusive supply to such Party, the third party may be fully licensed, at such Party's discretion, in accordance with the rights and licenses hereunder to make and sell the particular optical MEMS Product (including any derivative or improvement thereof) on the commercial market to any and all customers.

                  (B) Notwithstanding the foregoing, with respect to independent product development undertaken by Lucent under this Section 6.2(c)(ii), in no event shall any third party engaged by Lucent under Section 6.2(c)(ii) have access to the SFRL during the Term of this Agreement with respect to such development activity between Lucent and such third party unless previously approved by Agere.

         (d) Notwithstanding the above approval process, the Parties agree to continue or enter into good faith negotiations after the Effective Date with respect to specific Project Letters as set forth in Appendix J hereto.


         6.3 Project Letters.

         (a) In accordance with this Agreement, Lucent and Agere presently contemplate the future execution by them of one or more written Project Letters directed to the development of Joint MEMS Products. All transactions between Lucent and Agere which relate to a Project Letter shall be covered by such Project Letter and the terms of this Agreement.

         (b) Each duly executed Project Letter shall be deemed, upon its execution, to include the terms of this Agreement. If the Project Letter conflicts with the terms and conditions of this agreement, the terms and conditions of the Project Letter shall control.

         (c) Lucent and Agere agree that each Project Letter, at a minimum, shall specify the information outlined below:

              (i) A reference to this Agreement as "Lucent / Agere Joint Design Center Operating Agreement, Effective February 1, 2001" and that such Project Letter is governed by such Agreement;

              (ii) The effective date of the Project Letter and the contemplated term of the Project Letter;

              (iii) A detailed description of the Joint MEMS Product and Work
                    Project(s) in terms of the scope of work for development services to be performed, including a description of any information, product and material that may be delivered pursuant to specified JDC Deliverables;

              (iv) A statement defining all JDC Deliverables, milestones and their associated due dates. In accordance with the work performed under this Agreement, the Parties shall develop endpoint specifications for all Joint MEMS Products detailing performance, quality and other material criteria related thereto (collectively "End Point Specifications"). Such Endpoint Specifications shall be mutually agreed upon and thereafter be used with respect to delivering and acceptance of Joint MEMS Products in accordance with the Supply Agreement.

              (v) A statement that the Parties agree that any purchases of the relevant Joint MEMS Product(s) by Lucent from Agere shall be governed by terms set forth in the Supply Agreement including any additional supply terms that may be specified in the subject Project Letter. For example, a statement defining any exclusivity periods between the Parties with respect to supply and/or other material terms necessary for the Supply Agreement;

              (vi) A statement specifying the funding commitment (in U.S. dollars) of each Party for completing the development of the Joint MEMS Product(s). Such funding commitment to specify with particularity each Party's funding associated with such Party's JDC funding allocation in accordance with Section
                    4.1 hereunder and any additional funds committed by such Party to the particular development;

              (vii) The name, address, telephone and facsimile number of
                    Lucent's and Agere's representatives assigned to administer the Work Project(s) and interface with the Executive Board and/or Technical Board;

              (viii) The responsibility and period for delivery of the JDC
                    Deliverables within which the Parties shall accept or reject the JDC Deliverables. The Parties agree that such period will vary according to the needs of a particular Work Project, but shall be kept as short as reasonably possible;

              (ix) A statement defining the commencement and completion dates of the Work Project(s) period; and

              (x) Signatures of representatives authorized by Lucent and Agere to execute the Project Letter.

         6.4 Work Project Management

         (a) The responsibilities of the JDC Assignees identified by the Parties to administer the various Work Projects in accordance with executed Project Letters shall include:

              (i) Monitoring all Work Project activities, including processing of information and other administrative details;

              (ii) Taking the necessary action to achieve the milestone objectives in accordance with the scheduled completion dates in the Project Letters, including assigning identified problems to responsible JDC Assignees for resolution;

              (iii) Providing information to the Executive Board and/or
                    Technical Board for reviewing and approving any interim reports for the Work Projects;

              (iv) Providing information to the Executive Board and/or Technical Board in the event that changes to the Work Project(s) are required; and

              (v) Preparing the format and reviewing and approving any final reports of the Work Project(s) as may be described in the relevant Project Letter or requested by the Executive Board and/or Technical Board.


                 ARTICLE 7.0 - STRUCTURE AND STAFFING OF THE JDC

         7.1 The JDC will be operated for the mutual benefit of Lucent and Agere. The JDC will focus primarily on optical MEMS development activities in accordance with this Agreement. Notwithstanding the foregoing, the Parties recognize that the SFRL has other non-MEMS capabilities and may be used by Agere for such non-MEMS related work on a reasonable basis, such basis not to materially adversely impact the objectives of the JDC or performance of the Parties hereunder.

         7.2 JDC Assignees.

         (i) Unless otherwise agreed by the Parties and compensated accordingly, Lucent and Agere will assign personnel to the JDC in overall comparable numbers to the headcount levels as set forth in Appendix F and Appendix G, respectively. Lucent shall make reasonable efforts to have the Lucent personnel identified in Appendix F assigned as JDC Assignees but in no way guarantees the participation of any of such identified (or any other) personnel in the JDC. Agere shall make reasonable efforts to have the Agere personnel identified in Appendix G assigned as JDC Assignees but in no way guarantees the participation of any of such identified (or any other) personnel in the JDC. Failure by either Party to have any specific employees assigned to the JDC shall not be considered a breach of this Agreement in any way whatsoever.

         (ii) The Parties recognize that the full (i.e., 100%) dedication of any one JDC Assignee may not be possible, required, or in the best interest of such JDC Assignee. As such, no JDC Assignee shall be required to work solely on JDC activities but the individual JDC Assignee will use reasonable efforts to ensure that JDC activities are not materially adversely impacted by participation in other activities. The Parties agree to attempt to minimize the overall turnover in the number of personnel each designates for assignment as JDC Assignees and shall keep accurate records of the respective JDC Assignees of each Party during the Term of this Agreement.

         7.3 No JDC Employees. Any employees assigned to the JDC will be solely the employee of his or her assigning Party, and the other Party will not be considered to be a joint employer of such employee. There will be no employees of the JDC because it is not a separate legal entity.

         7.4 Wages and Benefits. Wages and benefits for each JDC Assignee will be provided by the Party employing such JDC Assignee.

         7.5 JDC Assignee Changes. Each Party will review with the other Party, in advance, personnel changes, reassignments, or relocation applicable to the JDC. It is anticipated by both Parties that certain key JDC Assignees will serve for the initial term of the Agreement, unless the individual JDC Assignee opts to unilaterally terminate his or her assignment to the JDC. The Parties expect that personnel assignments to the JDC by the Parties will be for the initial Term of this Agreement, but with the understanding that either Party will have the option to provide for natural opportunities for shifting people out of the JDC and back to other positions or growth positions. Criteria will be established by the Executive Board for the termination of assignments of personnel to the JDC based on non-performance.

         7.6 Special Compensation Plan. If desirable, and mutually approved by the Parties, the Parties agree to establish the Special Compensation Plan. This optional compensation plan will include an opportunity for JDC Assignees to receive an additional bonus to be paid by the JDC Assignee's employer, over and above any bonus or other compensation paid by the JDC Assignee's employer in accordance with such employer's standard employee compensation plan, in the event the JDC meets or exceeds its objectives, as determined and agreed to by the Parties on an annual basis while this Agreement is in effect. If so established, each JDC Assignee will participate in the Special Compensation Plan. The Special Compensation Plan will be structured to incent the personnel of the JDC to provide JDC Deliverables and/or MEMS Products at a superior cost, quality, and schedule. The funding of the Special Compensation Plan shall be mutually agreed to in writing by the Parties at the time of the Plan's establishment. The Executive Board shall be responsible for administration and approving all distributions of funds to JDC Assignees in accordance with the Special Compensation Plan.


                       ARTICLE 8.0 - GOVERNANCE OF THE JDC

         8.1 Executive Board Governs. The JDC will be governed by the Executive Board. The following matters will require approval by the Executive Board, in addition to any other matters required to be approved by the Executive Board by other terms of this Agreement:

             (i) Approval or amendment of the Technology Platform, Overall Operations Plan or any Project Letter.

             (ii) Any contract or commitment made by a Party for purposes of the JDC which is not included in the approved Overall Operations Plan which obligates an expenditure in excess of two hundred fifty thousand dollars ($250,000) individually or in the aggregate.

             (iii) Adoption and amendment of personnel policies, manuals and the Special Compensation Plan for JDC Assignees.

             (iv) Selection of locations for the JDC's operations or expansion, relocation or significant reduction of any JDC facility including the SFRL.

             (v) Any significant action or transaction not in the ordinary course of operation of the JDC.

             (vi) Appointment of new members to the Technical Board, and designation of the duties and authority of such Technical Board members.

             (vii) Approval of the Overall Technical Plan and any modifications thereto.

         8.2 Executive Board Meetings. Meetings of the Executive Board will be held monthly for the first year of this Agreement and thereafter as mutually agreed. The Executive Board meetings may be conducted on either a face-to-face basis or via video or telephone conference call, whichever is mutually agreed to by the Parties at least ten (10) business days in advance of the scheduled meeting. Special meetings may be called by any two members of the Executive Board, one (1) from each Party, upon at least (i) ten (10) business days prior notice for a face-to-face meeting or (ii) seventy-two (72) hours prior notice for a telephonic or video conference meeting. The Executive Board may also act without a meeting upon the unanimous written consent of all the Board members.

         8.3 Quorum and Majority Vote. A quorum of the Executive Board will consist of at least four (4) members, including at least two (2) members representing Agere and at least two (2) members representing Lucent. No action may be taken at any meeting of the Executive Board in the absence of a quorum. All actions of Executive Board and/or Technical Board shall require a majority agreement. All actions and approvals will be reduced to writing and distributed to the Parties.

         8.4 In the event all of the members representing one of the Parties fail to attend a meeting duly noticed and called, the members in attendance at the next duly noticed and called meeting, which may be a special meeting called as provided in Section 8.2, may take action regardless of whether a quorum is present.

         8.5 Deadlock. All deadlocks of the Executive Board and/or Technical Board with respect to any issue, act, approval or other action necessary hereunder shall be resolved in accordance with Article 22.0.


                  ARTICLE 9.0 - JDC OPERATIONS, LOCATION & SFRL

         9.1 JDC Location. As of the Effective Date, the JDC will be physically located initially at a site in the Murray Hill, New Jersey area. The Parties may move the physical location of the JDC by mutual consent.

         9.2 JDC Operations. The day-to-day operation of the JDC will be directed by the Technical Board as supported by the Executive Board.

         9.3 Common Services. Except for the provision of Landlord Services (under and as defined in the Lease Agreement) with respect to which Agere shall pay additional rent to Lucent as required therein, Lucent and Agere will work together to define the most efficient ways to provide common support services to the JDC at mutually agreed to costs. Common support services will be benchmarked periodically against competitors and industry benchmarks to determine their current competitiveness and will be reviewed with the Executive Board. Common support services that are available from outside sources at competitive prices may be obtained from such sources unless precluded by written policies of either Party. Common support services that are not available from outside sources will be included as a common expense and all expenses of the JDC are to be shared between the Parties unless otherwise agreed to in writing (subject to the terms of the Lease Agreement).

         9.4 Facilities. The Parties, by mutual agreement and in accordance with the Lease Agreement, will utilize the building, facilities, and infrastructure and will manage the operations which support the JDC with sufficient capacity to meet the objectives of the JDC. Each Party shall provide these assets as part of that Party's financial commitments to the JDC as determined in Section 4.1. Notwithstanding the foregoing, pursuant to the Lease Agreement, Lucent shall retain any and all management control over the space leased under the Lease Agreement.

         9.5 SFRL Location and Equipment Purchase Option.

         (i) Unless otherwise mutually agreed by the Parties and subject to the Lease Agreement, the SFRL shall remain at its current location in Murray Hill, New Jersey and Agere shall be responsible for the day-to-day operation and staffing of the SFRL. Each Party shall have equal access to the SFRL for carrying out the JDC activities hereunder.

         (ii) In the event Agere desires to remove a particular piece of MEMS Equipment during the Term of this Agreement or upon expiration of this Agreement or upon Agere's abandonment of the SFRL, Agere shall provide Lucent with written notice of Agere's intent on removing such MEMS Equipment, such notice to be provided three (3) months in advance of removal, and Lucent shall have an option to purchase such MEMS Equipment prior to removal from SFRL at a purchase price to be determined by Agere. Such purchase price to be determined taking into account factors including, but not limited to, replacement costs, removal costs and/or installation costs. If Lucent exercises the option to purchase the MEMS Equipment, Lucent shall remit payment to Agere within a period to be mutually agreed upon between the Parties.

         9.6 Lucent-Owned Flip Chip Bonder

         Lucent agrees that Agere shall have access to a certain Lucent-owned flip-chip bonder apparatus, i.e., M8 alignment system from RD Automation, currently located in Lucent's Murray Hill facility but external to the SFRL, solely with respect to performance of the joint activities of the Parties under
Section 5.0 and Section 6.0 of this Agreement. In addition, Lucent expects to install a M10 alignment system from RD Automation as a replacement to the existing M8 alignment system in calendar 2001. If so replaced, Agere shall have access to the M10 alignment system solely with respect to performance of the joint activities of the Parties under Section 5.0 and Section 6.0 of this Agreement. Access, under this Section, to this Lucent flip-chip bonder apparatus shall be considered as part of Lucent's financial commitments to the JDC as determined in Section 4.1. Notwithstanding the foregoing, the Parties recognize that such apparatus has other non-JDC capabilities and may be used by Lucent for such non-JDC related work on a reasonable basis, such basis not to materially adversely impact the objectives of the JDC or performance of the Parties hereunder.

         9.7 The Parties agree that any inconsistencies or conflicts arising between the Lease Agreement and this Agreement with respect to the leased space under the Lease Agreement, the payment of rent and additional rent, or facilities issues associated with the JDC and/or the SFRL are to be resolved in favor of the Lease Agreement.


                ARTICLE 10.0 - FURNISHING AND USE OF INFORMATION

         10.1 Furnishing of Information to Agere.

Lucent will, during the Term of this Agreement, as mutually agreed upon by Lucent and Agere, furnish Lucent Information to Agere. With the delivery of such Lucent Information, Agere will also be furnished a list which identifies the Lucent Information delivered. The first such list shall include the Lucent Background Technology as set forth in Appendix A and may be revised from time to time by mutual agreement of the Parties hereto. Lucent and Agere will promptly notify each other of any inaccuracies believed present in such list or any amendments thereto. All Information specified on such list or amended list will be deemed to be a part of Lucent Information with the following qualification: if, within thirty (30) days after receipt of the list or any amended list, Agere gives Lucent written notice specifying particular information identified therein which was not actually received, such specified information will be deemed deleted from the list or amended list until such Information is actually received by Agere.

10.2 Furnishing of Information to Lucent.

Agere will, during the Term of this Agreement, as mutually agreed upon by Agere and Lucent, furnish Agere Information to Lucent. With the delivery of such Agere Information, Lucent will also be furnished a list which identifies Agere Information delivered. The first such list shall include the Agere Background Technology as set forth in Appendix B and may be revised from time to time by mutual agreement of the Parties hereto. Agere and Lucent will promptly notify each other of any inaccuracies believed present in such list or amendments thereto. All Information specified on such list or amended list will be deemed to be a part of Agere Information with the following qualification: if, within thirty (30) days after receipt of such list or any amended list, Lucent gives Agere written notice specifying particular information identified therein which was not actually received, such specified information will be deemed deleted from the list or amended list until such Information is actually received by Lucent.

10.3 Agere and Lucent agree:

         (a) except as otherwise provided herein, that Agere will hold all Lucent Information, MEMS Technical Information and Joint Information and Lucent will hold all Agere Information, MEMS Technical Information and Joint Information in confidence, if it is in writing or other tangible form and clearly marked as proprietary or confidential when disclosed to the receiving Party or, if not in tangible form, only if summarized in a writing so marked and delivered to the receiving Party within thirty (30) days of such disclosure, for a period of five (5) years after the date of disclosure, and neither Party will make any disclosure of any or all of such other Party's Information to anyone, except to its JDC Assignees, employees, agents or Contractors who have a need to know and to any others to whom such disclosure may be expressly authorized hereunder and is necessary to implement the use authorized hereunder, and that each Party will appropriately notify each person to whom any such disclosure is made that such disclosure is made in confidence and will be kept in confidence by such person; provided that neither Party will have any confidentiality obligations with respect to any portions of Lucent Information, Agere Information, MEMS Technical Information or Joint Information, if any, (a) which were previously known to the receiving Party free of any obligations to keep confidential; or (b) which have become generally known to the public, provided that such public knowledge was not the result of any act attributable to the receiving Party; or (c) which the disclosing Party otherwise explicitly agrees in writing need not be kept confidential; or (d) which is rightfully received from a third party without any obligations regarding confidentiality; or (e) which is independently developed by the receiving Party; or (f) which is requested pursuant to a judicial or governmental request, requirement or order under law, provided that the receiving Party provides the disclosing Party with sufficient prior notice in order to contest such request, requirement or order or seek protective measures.

         (b) that the receiving Party will not, without the disclosing Party's express written permission, make or have made, or permit to be made, more copies of any of the furnished Lucent Information or Agere Information than are necessary for its use hereunder, or associated with subsequent design, manufacturing or marketing efforts contemplated hereunder, and that each such copy shall contain the same proprietary notices or legends which appear on the furnished Lucent Information or Agere Information being copied;

         (c) that all Lucent Information will remain the property of Lucent, and upon termination of this Agreement, Agere will, at Lucent's written request, immediately cease all use of Lucent Information and will, as directed by Lucent, promptly destroy or deliver to Lucent each and every part specified by Lucent of Lucent Information then under Agere's or its Subsidiaries' control, except for that Information specifically needed for support of MEMS Products and for utilization of the Joint Information; and

         (d) that all Agere Information will remain the property of Agere, and upon termination of this Agreement Lucent will, at Agere's written request, immediately cease all use of Agere Information, and will, as directed by Agere, promptly destroy or deliver to Agere each and every part specified by Agere of Agere Information then under Lucent's or its Subsidiaries' control, except for that Information specifically needed for support of MEMS Products and for utilization of the Joint Information.

         10.4 Neither Party will be liable for the inadvertent or accidental disclosure of MEMS Technical Information, Joint Information or Information received from the other Party under this Agreement, provided such disclosure occurs despite the exercise of a reasonable degree of care which is at least as great as the care such Party normally takes to preserve its own proprietary information of a similar nature; and provided further, however, that the Party permitting any material unauthorized disclosure will use its best efforts to stop any material unauthorized disclosure or use and to mitigate any damage caused thereby.

         10.5 This Agreement will prevail in the event of any conflicting terms or legends which may appear on Lucent Information, Agere Information, MEMS Technical Information, Joint Information or on any other information exchanged hereunder.

         10.6 Lucent believes that the Lucent Information is true and accurate, and Agere believes that the Agere Information is true and accurate, but neither Lucent nor Agere nor their respective Subsidiaries will be held to any liability for errors or omissions therein.


                        ARTICLE 11.0 - NOTHING CONSTRUED

         11.1 Except as otherwise provided herein, in a Project Letter, or in the Agere Supply Agreement, neither the execution of this Agreement nor anything in it or in any Lucent

Information, Agere Information, MEMS Technical Information, or Joint Information will be construed as providing or implying any arrangement or understanding that either Party or its Subsidiaries will make any purchase from the other Party or its Subsidiaries.

         11.2 Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor.




    ARTICLE 12.0 - COMPLIANCE WITH RULES AND REGULATIONS AND INDEMNIFICATION

         12.1 Agere's personnel will, while on any location of Lucent in connection with the work undertaken under this Agreement, comply with Lucent's rules and regulations with regard to safety and security. Lucent will inform such personnel of such rules and regulations. Agere will have full control over such personnel and will be entirely responsible for their complying with Lucent's rules and regulations. Agere agrees to indemnify and save Lucent harmless from any claims or demands, including the costs, expenses and reasonable attorneys' fees incurred on account thereof, that may be made by (i) anyone for injuries to persons or damage to property to the extent they result from the willful misconduct or negligence of Agere's personnel; or (ii) Agere's personnel based on Worker's Compensation or any other employment related claims to the extent such claims are based on acts of Agere. Agere agrees to defend Lucent, at Lucent's request, against any such claim or demand.

         12.2 Lucent's personnel will, while on any location of Agere in connection with the work undertaken under this Agreement, comply with Agere's rules and regulations with regard to safety and security. Agere will inform such personnel of such rules and regulations. Lucent will have full control over such personnel and will be entirely responsible for their complying with Agere's rules and regulations. Lucent agrees to indemnify and save Agere harmless from any claims or demands, including the costs, expenses and reasonable attorneys' fees incurred on account thereof, that may be made by (i) anyone for injuries to persons or damage to property to the extent they result from the willful misconduct or negligence of Lucent's personnel; or (ii) Lucent's personnel based on Worker's Compensation or any other employment related claims to the extent such claims are based on acts of Lucent. Lucent agrees to defend Agere, at Agere's request, against any such claim or demand.

         12.3 Subject to Sections 12.1 and 12.2, each Party will be responsible for its own expenses incurred by it and its employees hereunder, including, but not limited to, travel, lodging, entertainment, employees' salary, wages or other compensation, together with each Party's respective federal, state, municipal or other taxes. Neither Party shall incur or assume any expense on behalf of the other Party without prior written consent from the Party to be charged.

         12.4 Lucent and Agere will, at all times, retain the administrative supervision of their respective personnel.

                         ARTICLE 13.0 - NONSOLICITATION

         13.1 Throughout the Term of this Agreement and for a period of six (6) months or any period that may be specified in the Separation and Distribution Agreement, whichever is longer, after the expiration or termination of this Agreement, the Parties agree that neither Party will knowingly solicit any JDC Assignees of the other Party engaged in work at the JDC, unless such JDC Assignees have previously terminated their employment with the Party for a period of nine (9) months. The term "solicit" does not include advertisements, generalized employment searches, and internal job posting systems that are not specifically directed to employees of the other Party.


                             ARTICLE 14.0 - SURVIVAL

         14.1 Those obligations of Agere and Lucent under this Agreement which of their very nature should survive in order to protect the various interests of the Parties will survive and continue after any termination under this Agreement.

                           ARTICLE 15.0 - TERMINATION

         15.1 This Agreement may be terminated prior to expiration of the Term or any extensions thereof by: (i) written consent of both Parties, or (ii) termination in accordance with this Article 15.0.

         15.2 For Convenience. Either Party may terminate this Agreement for convenience upon ninety (90) days written notice to the other Party. By way of example but not limitation, in the event one Party undergoes a change a control (as defined in the Intellectual Property Agreement) the other Party not experiencing such change in control may terminate this Agreement for convenience.

         15.3 Agere Breach. If Agere fails to fulfill one or more of its material obligations under this Agreement, Lucent may, upon its election and in addition to any other remedies that it may have, at any time terminate this Agreement by not less than sixty (60) days written notice to Agere specifying any such breach, unless within the period of such notice all breaches specified therein have been remedied to the non-breaching Party's reasonable satisfaction. If the breach is not one which is capable of being cured within sixty (60) days and the breaching Party has commenced to cure and remedy the breach within such time and continues to do so diligently and in good faith, then the breaching Party shall be granted an extension for a reasonable period of time at the discretion of the non-breaching Party.

         15.4 Lucent Breach. If Lucent fails to fulfill one or more of its material obligations under this Agreement, Agere may, upon its election and in addition to any other remedies that it may have, at any time terminate this Agreement by not less than sixty (60) days written notice to Lucent specifying any such breach, unless within the period of such notice all breaches specified therein have been remedied to the non-breaching Party's reasonable satisfaction. If the breach is not one which is capable of being cured within sixty (60) days and the breaching Party has commenced to cure and remedy the breach within such time and continues to do so diligently and in good faith, then the breaching Party shall be granted an extension for a reasonable period of time at the discretion of the non-breaching Party.

         15.5 Termination will not excuse either Party from any obligations incurred hereunder prior to the date of termination. For example, the Parties agrees that in the event of any termination hereunder, all existing but uncompleted Work Projects directed to approved Joint MEMS Product development (pursuant to Article 6.0) will continue until completion or ninety (90) days from the date of the termination notice, whichever is earlier. In addition, with respect to completed Joint MEMS Product development, Agere agrees to supply such Joint MEMS Products in accordance with Lucent's requirements until such time that Lucent has established a qualified alternate source of such Joint MEMS Products but in no event for a period longer than twelve (12) months from the date of the termination notice.

         15.6 Any termination under this Agreement shall not affect the rights, duties, or obligations of the Parties under any other agreement existing between the Parties at the time of such termination.

         15.7 Upon expiration or termination of this Agreement, each Party will immediately return all proprietary Information originated and owned solely by the other Party, except for that which is necessary for support of MEMS Products or for utilization of the Joint Information.

         15.8 Any termination of licenses and rights of a Party under the provisions of this Article shall not affect that Party's licenses, rights and obligations with respect to any products or services sold prior to such termination and shall not affect the rights of any third party to whom such product or service was sold or transferred prior to such termination. In addition, in the event of a termination for material breach, the rights and licenses granted to the non-breaching Party hereunder shall survive and continue after any termination of this Agreement. Except for termination for material breach, the Parties shall retain all rights and licenses hereunder in the event of any termination of this Agreement.


       ARTICLE 16.0 - NO WARRANTY, DISCLAIMER AND LIMITATION OF LIABILITY

         16.1 FOR THE PURPOSES OF THE JDC, LUCENT AND ITS SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESSLY OR IMPLIEDLY. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, LUCENT AND ITS SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF LUCENT'S INFORMATION OR JOINT INFORMATION OR ANY OTHER INFORMATION

HEREUNDER WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. LUCENT AND ITS SUBSIDIARIES SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY CLAIM BY AGERE OR ANY THIRD PARTY ON ACCOUNT OF, OR ARISING FROM, THE USE OF LUCENT'S INFORMATION OR JOINT INFORMATION OR ANY OTHER INFORMATION HEREUNDER.

         16.2 FOR THE PURPOSES OF THE JDC, AGERE AND ITS SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESSLY OR IMPLIEDLY. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, AGERE AND ITS SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF AGERE'S INFORMATION OR JOINT INFORMATION OR ANY OTHER INFORMATION HEREUNDER WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. AGERE AND ITS SUBSIDIARIES SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY CLAIM BY LUCENT OR ANY THIRD PARTY ON ACCOUNT OF, OR ARISING FROM, THE USE OF AGERE'S INFORMATION OR JOINT INFORMATION OR ANY OTHER INFORMATION HEREUNDER.

         16.3 NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL LOSS OR DAMAGE, INCLUDING LOST PROFITS OR LOST REVENUE ARISING OUT OF THIS AGREEMENT, WHETHER ARISING OUT OF BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT LIABILITY OR OTHERWISE.


                          ARTICLE 17.0 - EXPORT CONTROL

         17.1 Each Party hereby assures the other that it will not without a license or license exception authorized by the Bureau of Export Administration of the U.S. Department of Commerce, Washington, D.C. 20230, United States of America, if required:

              (i) export or release any information or software (including source code) obtained pursuant to this Agreement to a national of Country Groups D:1 or E:2 (15 C.F.R. Part 740, Supp. 1), Iran, Iraq, Serbia, Sudan, or Syria; or

              (ii) export to Country Groups D:1 or E:2, or to Iran, Iraq, Serbia, Sudan, or Syria, the direct product (including processes and services) of the information or software; or

              (iii) if the direct product of the information is a complete plant or any major component of a plant, export to Country Groups D:1 or E:2, or to Iran, Iraq, Serbia, Sudan, or Syria, the direct product of the plant or major component.

This assurance will be honored even after the expiration or termination of this Agreement.


                            ARTICLE 18.0 - PUBLICITY

18.1 The terms, but not the existence, of this Agreement shall be treated as confidential information by the Parties, and neither Party shall disclose such terms to any third party without the prior written consent of the other Party; provided however, that each Party may represent to third parties that such Party is licensed for the products and patents as provided by this Agreement. This
Section 18.1 shall not prevent a Party from making disclosures reasonably required by law or as required by a stock exchange, provided that the disclosing Party takes all reasonable steps to minimize such disclosure and provides prior written notice to the other Party of any such intended disclosure.

18.2 Each Party will submit to the other all proposed advertising and publicity material relating to the disclosure of this Agreement or the activities undertaken in the JDC.

                      ARTICLE 19.0 - TRADEMARKS AND TRADENAMES

19.1 Nothing in this Agreement shall be construed as conferring upon either Party or its Subsidiaries any right to include in advertising, packaging or other commercial activities related to any product or service, any reference to the other Party (or any of its Subsidiaries), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such product or service is in any way certified by the other Party hereto or its Subsidiaries.

                               ARTICLE 20.0 - NOTICES

20.1 All notices required or permitted under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally; (ii) when sent by confirmed telex or facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below. Either Party may change its address by giving notice pursuant to this section.

20.2 In addition, the Parties have specifically assigned the following persons for technical matters relating to this Agreement. Also, the following named persons shall be the persons authorized for furnishing and receiving Information pursuant to this Agreement. Either Party may, by written notice to the other Party, substitute another person for the person herein named.

For Lucent:             Technical Matters:      David Bishop
                                                Lucent Technologies Inc.
                                                600 Mountain Ave.
                                                Murray Hill, NJ 07974

                        Real Estate Matters:    Lucent Technologies Inc.
                                                475 South St.
                                                Morristown, NJ 07967
                                                Attn: Contract Administrator

                        With copy to:           Corporate Counsel - Real Estate
                                                Lucent Technologies Inc.
                                                475 South St.
                                                Morristown, NJ 07967

                        All Other Matters:      Josephine Yuen
                                                Lucent Technologies Inc.
                                                600 Mountain Ave.
                                                Murray Hill, NJ 07974

                        With a copy to:         Cherry Murray
                                                Lucent Technologies Inc.
                                                600 Mountain Ave.
                                                Murray Hill, NJ 07974

                                                Contract Administration
                                                Intellectual Property Business
                                                Lucent Technologies Inc.
                                                184 Liberty Corner Road
                                                Liberty Corner, NJ 07938



For Agere:              Technical Matters:      Tom Koch
                                                Agere Systems Inc.
                                                9999 Hamilton Blvd.
                                                Breinigsville, PA  18031

                        Real Estate Matters:    Agere Systems Inc.
                                                555 Union Blvd.
                                                Allentown, PA 18109
                                                Attn: Director - Worldwide
                                                Facilities

                        With copy to:           Corporate Counsel - Real Estate
                                                Agere Systems Inc.
                                                555 Union Blvd.
                                                Allentown, PA 18109

                        All Other Matters:      Ray Nering
                                                Agere Systems Inc.

                                                9999 Hamilton Blvd.
                                                Breinigsville, PA  18031

                        With a copy to:         Gerard deBlasi
                                                Agere Systems Inc.
                                                Law Department
                                                2 Oak Way
                                                Berkeley Heights, NJ 07922


                   ARTICLE 21.0 - MISCELLANEOUS PROVISIONS

21.1 Integration. The terms and conditions contained in this Agreement and its attachments supersede all prior oral or written understandings between the Parties and together with the Intellectual Property Agreements, Project Letters, the Overall Operations Plan, and the Overall Technical Plan, and any subsequent plans approved by the Executive Board, will constitute the entire Agreement between the Parties with respect to the subject matter of this Agreement. Neither of the Parties will be bound by any warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein. This Agreement will not be modified or amended except by a writing signed by Lucent and Agere.

21.2  Nonassignability.

(a) The Parties hereto have entered into this Agreement in contemplation of personal performance, each by the other, and intend that the rights granted hereunder to a Party and such Party' obligations not be extended to entities other than such Party's Subsidiaries without the other Party's express prior written consent.

(b) Notwithstanding the foregoing, each Party's rights, title, interest and obligations under this Agreement, and any rights granted to each Party hereunder may be assigned only to any direct or indirect successor to the business of such Party as the result of any internal reorganization, which successor shall thereafter be deemed substituted for such Party as the Party hereof, effective upon such assignment; but neither this Agreement nor any rights or obligations hereunder shall be otherwise assignable or transferable (in insolvency proceedings or otherwise) by either Party without the express written consent of the other Party.

(c) Notwithstanding the foregoing, either Party may assign all or part of its rights and obligations to any successor in interest of all or substantially all of the assets of its business.

21.3 Force Majeure. Neither Party shall be liable for delays in delivery or performance when caused by any of the following which are beyond the actual control of the delayed Party: (i) acts of God, (ii) acts of the public enemy,
(iii) acts or failure to act by the other Party, (iv) acts of civil or military authority, (v) governmental priorities, strikes or other labor disturbances,
(vi) hurricanes, (vii) earthquakes, (viii) fires, (ix) floods, (x) epidemics,
(xi) embargoes, (xii) war, (xiii) riots, (xiv) delays in transportation, and
(xv) loss or damage to goods in transit.

21.4 Choice of Law. The Parties hereto desire and agree that the laws of the State of New York, exclusive of its conflict of laws provisions, will apply in any dispute or controversy arising with respect to this Agreement.

21.5 Headings. All section headings, including those in the Appendices, are for convenience purposes only and will in no way affect, or be used, in interpretation of this Agreement.

21.6 Waiver. No failure, delay, relaxation or indulgence on the part of either Party in exercising any power or right conferred upon such Party under the terms of this Agreement will operate as a waiver of such power or right nor will any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right under this Agreement.

21.7 Releases Void. Neither Party shall require waivers or releases of any personal rights from representatives of the other in connection with visits to its premises and both Parties agree that no such releases or waivers shall be pleaded by them or third persons in any action or proceeding.

21.8 Power To Sign. Agere and Lucent warrant that their respective representatives signing this Agreement have full power and proper authority to sign this Agreement and so bind the Parties.

21.9 Severability. If any term, clause, or provision of this Agreement shall be judged to be invalid, the validity of any other term, clause, or provision will not be affected; and such invalid term, clause, or provision will be deemed deleted from this Agreement.

21.10 Auditor. In the event the Parties should have need for the services of any auditors to monitor or assess the financial activities of the JDC, then the current auditors for each Party hereto will mutually agree upon the selection of an auditor to audit the financial activities of the JDC.


                        ARTICLE 22.0 - DISPUTE RESOLUTION

22.1 It is the intent of the Parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, in the event of a dispute between the Parties, or individual members of the Executive Board or Technical Board, or on any matter requiring the mutual approval of their respective Executive Board members or each other, the issue first will be escalated to the complete Executive Board for attempted resolution within a reasonable period of time.

22.2 Either Party may initiate dispute resolution by notice to the other Party. Such notice will be without prejudice to the invoking Party's rights to any other remedy permitted hereunder.

The Parties will use commercially reasonable efforts to arrange meetings or telephone conferences, as needed, at mutually convenient times and places, to facilitate negotiations between the Parties.

22.3 In the event that the Parties fail or are unable to resolve a dispute between them after exhausting the resolution process of Section 22.1, the Parties agree to attempt to further resolve the dispute pursuant to the escalation provision set forth in Section 22.4 below.

22.4 (a) In furtherance of the foregoing, after exhausting the provisions of Sections 22.1-22.3, any Party involved in a dispute, controversy or claim hereunder may deliver a notice (an "Escalation Notice") demanding an in person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their reasonable best efforts to meet within 30 days of the Escalation Notice.

(b) If the Parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by either Party.

22.5  Court Actions

(a) In the event that any Party, after complying with the provisions set forth in Sections 22.1-22.4 above, desires to commence an Action (as such term is defined in the Separation and Distribution Agreement), such Party may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

(b) Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement (as such term is defined in the Separation and Distribution Agreement) during the course of dispute resolution pursuant to the provisions of this Article with respect to all matters not subject to such dispute, controversy or claim.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives on the respective dates entered below.


LUCENT TECHNOLOGIES INC.                       AGERE SYSTEMS INC.

By: /s/  DANIEL P. MCCURDY                      By: /s/ MARK R. PINTO
   ----------------------------                   -----------------------------
   Daniel P. McCurdy                              Mark R. Pinto
   President, Intellectual Property Business      Platform Technology VP and CTO

Date: January 30, 2001                          Date: January 30, 2001
      ----------------                                ----------------

LUCENT TECHNOLOGIES INC.
On behalf of its Bell Laboratories Division

By: /s/ WILLIAM F. BRINKMAN
    ---------------------------------
          William F. Brinkman
          Vice President, Research

Date:  January 30, 2001
       ----------------

              THIS AGREEMENT DOES NOT BIND OR OBLIGATE ANY PARTY
               IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
                         REPRESENTATIVES OF ALL PARTIES



                                      33